Exhibit 99.1

GLOBAL BRASS AND COPPER HOLDINGS, INC. ANNOUNCES ORGANIZATIONAL CHANGES

Schaumburg, IL., August 31, 2018 Global Brass and Copper Holdings, Inc. (NYSE:BRSS) (“GBC” or the “Company”) today announced that Kevin Bense, President of A.J. Oster, is voluntarily departing the Company, effective September 16, 2018, to pursue an opportunity outside of the metals industry.
John Wasz, GBC's President and Chief Executive Officer, commented, “On behalf of everyone at GBC, I want to thank Kevin for his passionate and steadfast focus on driving improvements across A.J. Oster over the past five years and positioning the company well for future profitable growth. Under his leadership, A.J. Oster has improved its customer value proposition and grown organically as well as inorganically through the acquisition of Alumet. We wish Kevin all the best in the next stage of his career.”
In addition to his role as GBC’s Executive Vice President of Strategic Planning and Development, Bill Toler will assume the role of President of A.J. Oster on an interim basis until a replacement is identified.
About Global Brass and Copper
Global Brass and Copper Holdings, Inc. is a leading, value-added converter, fabricator, processor, and distributor of specialized non-ferrous products in North America. We engage in metal melting and casting, rolling, drawing, extruding, welding, stamping, and coating to fabricate finished and semi-finished alloy products from processed scrap, virgin metals, and other refined metals. Our products include a wide range of sheet, strip, foil, rod, tube, painted and fabricated metal component products. Our products are used in a variety of applications across diversified markets, including the building and housing, munitions, automotive, transportation, coinage, electronics/electrical components, industrial machinery and equipment, and general consumer markets.

CONTACT:	Christopher J. Kodosky
Global Brass and Copper Holdings, Inc.
Chief Financial Officer
(847) 240-4700

Mark Barbalato
FTI Consulting
(212) 850-5707

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